Exhibit 1.2

AMENDED ASSET PURCHASE AGREEMENT

This Amended Asset Purchase Agreement, dated as of January 31, 2019 (this “Agreement”), by and between SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation (“Seller”) and ADAMAS ONE CORP., a Nevada corporation (“Buyer”). This Amended Agreement amends, supersedes and replaces the Asset Purchase Agreement between the parties dated as of November 30, 2018, in its entirety.

RECITALS

WHEREAS, Seller is engaged exclusively in the business of designing, manufacturing, marketing, selling and distributing man-made diamond technology (when referring to the business of Seller, the “Business”);

WHEREAS, Heritage Gemstone Investors, LLL, a South Carolina limited liability company (“HGI”) and certain other secured lenders, currently hold secured promissory notes totaling $2.994 Million Dollars, which are currently in default, inclusive of principal and accrued interest payable by Seller to HGI and certain other pari passu secured lenders pro rata (the “Secured Debt”);

WHEREAS, Buyer wishes to purchase the Secured Debt from HGI and the other secured lenders and subsequently exchange the Secured Debt as partial consideration for the purchase of substantially all of the Assets of Seller;

WHEREAS, Seller wishes to sell, assign, transfer, convey and deliver to Buyer following the purchase of the Secured Debt by Buyer, and Buyer wishes to purchase from Seller (in exchange for cancellation of the Secured Debt and other consideration set forth herein), substantially all of the Assets, and assume from Seller certain specified Liabilities, of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.02(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Act” means the Securities Act of 1933, as amended.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Anticorruption Laws” has the meaning set forth in Section 4.34(a).

“Assigned Contracts” has the meaning set forth in Section 2.02(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.02(n).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(g).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certifications” shall mean all product certifications and ratings.

“Claim Threshold” has the meaning set forth in Section 6.16(d).

“Claim Threshold Date” has the meaning set forth in Section 6.16(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Debt Purchase Agreements” has the meaning set forth in Section 2.01.

“Deed” has the meaning set forth in Section 3.02(a)(v).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” shall have the meaning set forth in Section 3.01.

“Encumbrance” means any ‘charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emission reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets in each case as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or relating to: (a) the presence, Release of, or exposure of any Person to, any Hazardous Materials or the investigation, sampling, monitoring, treatment, remediation, storage, removal or cleanup of Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any and all applicable Laws and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection or clean-up of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, remission, release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, but it not limited to, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“FCPA” has the meaning set forth in Section 4.35(a).

“Financial Statements” has the meaning set forth in Section 4.06.

“Financing” has the meaning set forth in Section 7.02(q).

“FIRPTA Certificate” has the meaning set forth in Section 7.02(n).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (a) all obligations of Seller for borrowed money, whether current or funded, secured or unsecured; (b) ail obligations of Seller for the deferred purchase price of any property or services; (c) all obligations of Seller under capital leases or leases that in accordance with GAAP are or will be required to be capitalized; (d) all obligations, contingent or otherwise, of Seller in respect of bankers’ acceptance or letters of credit; (e) all obligations of Seller to independent contractors or otherwise related to independent contractor services; (0 all obligations of Seller related to employee bonuses or other incentive payments for calendar year 2016; (g) all obligations of Seller relating to any of Seller’s vehicles; and (h) all obligations, contingent or otherwise, of Seller in respect of any accrued interest, success fees, prepayment penalties, and other costs and expenses associated with the repayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Initial Reimbursement Amount” has the meaning set forth in Section 6.16(b).

“Initial Warranty Costs Statement” has the meaning set forth in Section 6.16(b).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or an Affiliate and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“Inventory” has the meaning set forth in Section 2.02(c).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after due inquiry, of Gerald McGuire, Jonathan Pfohl, Bernard McPheely, Bruce Likely, Karl Leaverton, Lewis Smoak and Ben Wolkowitz.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14(b).

“Leases” has the meaning set forth in Section 4.14(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, loss of future revenue or income, loss of business reputation or opportunity relating to a breach of this Agreement, loss based on diminution in value or multiple of earnings and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance recovery.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of Seller relating to the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(a).

“Nevada Tax Claim” has the meaning set forth in Section 8.04(e)(ii).

“Nevada Sales Tax Claim” has the meaning set forth in Section 8.04 (e)(iii).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of May 7, 2018, between Seller and Buyer.

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Previous Statement” has the meaning set forth in Section 6.16(d).

“Product Claims” has the meaning set forth in Section 4.28.

“Purchase Price” has the meaning set forth in Section 2.06(a).

“Purchased Assets” has the meaning set forth in Section 2.02.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reviewed Financial Statements” has the meaning set forth in Section 4.06.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.22(d).

“Section 503” has the meaning set forth in Section 4.25(e).

“Secured Debt” has the meaning set forth in the recitals.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” shall mean shares of Buyer’s restricted common stock, $0.001 par value per share, to be issued to Seller as part of the Purchase Price.

“South Carolina Employer Contribution Claim” has the meaning set forth in Section 8.04(iv).

“South Carolina Tax Claim” has the meaning set forth in Section 8.04(e)(i).

“Stockholder” shall mean the Persons holding shares of the Seller’s equity securities.

“Subsequent Reimbursement Amount” has the meaning set forth in Section 6.16(c).

“Subsequent Warranty Costs Statement” has the meaning set forth in Section 6.16(c).

“Tangible Personal Property” has the meaning set forth in Section 2.02(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Clearance Certificate” has the meaning set forth in Section 6.15.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, the Deed, the Intellectual Property Assignment, the Real Property Purchase Agreement, the Debt Purchase Agreements, the Registration Rights Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Union” has the meaning set forth in Section 4.25(b).

“VEVRAA” has the meaning set forth in Section 4.25(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warranty Claims” has the meaning set forth in Section 6.16(a).

“Warranty Costs” has the meaning set forth in Section 6.16(a).

“Warranty Policies” has the meaning set forth in 6.16(d).

Article II
PURCHASE AND SALE

Section 2.01 Purchase and Assumption of Secured Debt. At the Closing, HGI and the other secured lenders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from HGI and the other secured lenders, free and clear of any Encumbrances, all of their respective rights, title and interest in, to and under the Secured Debt pursuant to the Debt Purchase and Assumption Agreements (the “Debt Purchase Agreements”) attached hereto as Exhibits A and B. Additionally, HGI shall sell, assign, transfer, convey and deliver to Buyer title to any and all diamond growers currently leased from HGI to Seller.

Section 2.02 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

security deposits;

all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

all Contracts, including Intellectual Property Agreements, including those Contracts set forth on Schedule 2.02(d) of the Disclosure Schedules (the “Assigned Contracts”);

all Intellectual Property Assets;

all furniture, fixtures, equipment, machinery, tools, tooling as set forth on Schedule 2.02(f) of the Disclosure Schedules, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

all Owned Real Property and Leased Real Property;

all Permits, including Environmental Permits, to the extent assignable, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those set forth on Section 4.22(b) and Section 4.23(b) of the Disclosure Schedules;

all Certifications, including those set forth on Schedule 4.22(c) of the Disclosure Schedules;

all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements but excluding personnel files unless the consent of the transferring employee has been received (“Books and Records”); and

all goodwill and the going concern value of the Business.

Section 2.03 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

cash and cash equivalents, other than security deposits;

the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

the assets, properties and rights specifically set forth on Schedule 2.03(d) of the Disclosure Schedules; and

the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.04 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge as and when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

50% of negotiated past due rent for the Next Center Location; and

Selected trade payables, listed on the Interim Balance Sheet up to $x [to be agreed upon].

Section 2.05 Excluded Liabilities. Notwithstanding the provisions of Section 2.04 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Secured Debt and the Assumed Liabilities (the “Excluded Liabilities”). Seller shall each cause their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but shall not be limited to, the following Liabilities of Seller or any Stockholder or any Affiliate:

any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of counsel, accountants, consultants, advisers and others;

any Liability for (i) Taxes of or relating to the Business for any period or the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of any kind or description (including any Liability for Taxes that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

any Liabilities relating to or arising out of the Excluded Assets;

any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

any Liabilities to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, commissions, bonuses, expense reimbursement, paid sick leave, accrued vacation or other paid time off, workers’ compensation, severance, retention, termination or other payments, except for Secured Debt;

any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

any trade accounts payable (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of the Business;

any Liabilities relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Sellers’ customers to Seller on or before the Closing Date; (ii) did not arise in the ordinary course of the Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

any Liabilities under any other Contract, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.06 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) the cancellation of the Secured Debt, plus (ii) the issuance of one million two hundred fifty thousand (1.250,000) shares of Buyer’s common stock (the “Shares”) to Seller, with nine hundred thousand (900,000) of such Shares subject to the terms of the Registration Rights Agreement attached hereto as Exhibit C, plus (iii) the assumption of the Assumed Liabilities ((i), (ii), and (iii) collectively, the “Purchase Price”).

Section 2.07 Buyer agrees to take all actions necessary or desirable to facilitate the private sale of three hundred fifty thousand (350,000) of the Shares by Seller within ten (10) days of Closing, including introducing Seller to potential purchasers of the Shares at a price of two dollars ($2.00) per Share. Seller intends to sell the 350,000 Shares in order to generate cash to settle outstanding unsecured debts. Further, if Seller is not able to sell such Shares for at least $2.00 per share within such time period, Buyer agrees, within ten (10) days following notice from Seller, to purchase any remaining Shares from Seller, or arrange for such purchase by a third party, for $2.00 per share.

Section 2.08 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation Schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date.

Section 2.09 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes and other sum that Buyer may be required to deduct and withhold under any provision of state or federal law applicable to the transaction contemplated by this Agreement. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach of such Contract or Permit or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DeMint Law, PLLC, 3753 Howard Hughes Parkway, Second Floor Suite 314, Las Vegas, Nevada 89169, at 10:00am, local time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agreed upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing will be deemed effective as of 12:01 AM on the Closing Date (the “Effective Time”).

Section 3.02 Closing Deliverables.

At the Closing, Seller shall deliver to Buyer the following:

a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

a power of attorney in form and substance satisfactory to Buyer and duly executed by Seller;

the Seller Closing Certificate;

the FIRPTA Certificate;

with respect to each parcel of Owned Real Property, the Real Property Purchase Agreement, duly executed by Seller;

such other customary instruments of transfer, assumption, filings or documents, in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement;

new promissory notes evidencing the Secured Debt, which will be immediately cancelled upon Closing; and

any and all Inventory as well as associated certificates and documents thereof.

At the Closing, Buyer shall deliver to Seller the following:

the Purchase Price;

the Assignment and Assumption Agreement duly executed by Buyer;

with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

a stock certificate for the Shares;

the Buyer Closing Certificate;

the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h) and Section 7.03(1).

At the Closing, HGI and the other secured debt holders shall deliver to Seller the following:

the Debt Assignment Agreement; and

original promissory notes evidencing the Secured Debt.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof, each of which representations and warranties is hereby deemed material, and Buyer, in executing and delivering this Agreement, has relied upon the truthfulness, correctness and completeness of each such representation and warranty.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do Business, and Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of the articles of incorporation of Seller, as amended to date (certified by the Nevada Secretary of State) and the Bylaws of Seller, as amended to date (certified by Seller’s Secretary), which have been delivered to Buyer or its counsel, are true, accurate and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Buyer or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and stockholders, and accurately reflect all transactions referred to therein.

Section 4.02 Authorization and Authority. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03 Capitalization. The entire issued and authorized equity of Seller is disclosed in Section 4.03 of the Disclosure Schedules. Except as disclosed in Section 4.03 of the Disclosure Schedules, all of the issued and outstanding equity of Seller has been duly authorized, validly issued, fully paid, and non-assessable and is not subject to, nor was it issued in violation of, any pre-emptive rights, rights of first refusal or similar rights. Except as disclosed in Section 4.03 of the Disclosure Schedules, Seller does not have outstanding any equity or securities convertible or exchangeable into equity, or containing any profit participation features, nor any rights or options to subscribe for or to purchase its equity. Except as disclosed in Section 4.03 of the Disclosure Schedules, Seller has not violated any Laws applicable to the issuance and sale of securities in connection with the offer, sale or issuance of its equity.

Section 4.04 Subsidiaries. Except as disclosed in Section 4.04 of the Disclosure Schedules, Seller has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

Section 4.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which each is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation of Seller (as amended to date), the bylaws of Seller (as amended to date), or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth on Schedule 4.05 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. To the Knowledge of Seller, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 4.06 Financial Statements. Complete copies of the reviewed financial statements consisting of the balance sheet of Seller as at March 31, in each of the years ended March 31, 2018, 2017 and 2016 and the related statements of income and retained earnings, Stockholder’s equity and cash flow for the years then ended (the “Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as at August 31, 2018 and the related statements of income and retained earnings, Stockholder’s equity and cash flow for the five (5) month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as set forth on Schedule 4.06 of the Disclosure Schedules), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the Books and Records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as at March 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as at August 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Except as set forth on Schedule 4.06 of the Disclosure Schedules, Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.07 Undisclosed Liabilities. To Seller’s Knowledge, Seller has no Liabilities, except those which are listed on Schedule 4.07 of the Disclosure Schedules, and those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and there was no basis for the assertion against Seller of any Liability not so reflected or reserved against therein. Seller has no Liability that does not relate to the Business.

Section 4.08 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any:

entry into any Contract that would constitute a Material Contract or amendment of any Material Contract;

incurrence, assumption or guarantee of any Indebtedness for borrowed money or other Liability in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of Business consistent with past practice;

transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of Business;

cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

material capital expenditures which would constitute an Assumed Liability;

imposition of any Encumbrance upon any of the Purchased Assets;

any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Seller;

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of Business consistent with past practice; or

any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 Adverse Developments. Since the Interim Balance Sheet Date there have been no material adverse changes in the Purchased Assets or Seller, there has been no act or omission on the part of Seller or, to Seller’s knowledge, others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller, and there is no development or, to Seller’s Knowledge, threatened development of a nature which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller.

Section 4.10 Material Contracts.

Schedule 4.10(a) of the Disclosure Schedules sets forth each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including, brokerage contracts) listed or otherwise disclosed on Schedule 4.14(a) of the Disclosure Schedules and all Intellectual Property Agreements listed on Schedule 4.15(b) of the Disclosure Schedules, being “Material Contracts”):

all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than ten (10) days’ notice;

all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ten (10) days’ notice and all non-competition, non-solicitation and confidentiality agreements from current and former independent contractors, consultants and employees of Seller that are currently in effect;

except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

all Contracts with any Governmental Authority (“Government Contracts”);

all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

all joint venture, partnership or similar Contracts;

all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

all powers of attorney with respect to the Business or any Purchased Asset;

all collective bargaining agreements or Contracts with any Union; and

all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10.

Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To Seller’s Knowledge, none of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.11 Title to Purchased Assets. Seller owns and has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

those items set forth on Schedule 4.11 of the Disclosure Schedules; liens for Taxes not yet due and payable;

easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.12 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, tooling, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, and are in good operating condition and repair. None of such buildings, plants, structures, furniture, fixtures, machinery, equipment, tooling, vehicles and other items of tangible personal property included in the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. For purposes of this Section 4.12 only, Purchased Assets shall exclude Seller’s machinery described on Schedule 4.12 of the Disclosure Schedules.

Section 4.13 Sufficiency of Assets. The Purchased Assets constitute, as of the Closing Date, all of the material properties, rights, interests and other tangible and intangible assets necessary to enable the Buyer to conduct the Business in all material respects in the manner in which the Business is currently being conducted by the Seller and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. None of the Excluded Assets are material to the Business.

Section 4.14 Real Property.

Schedule 4.14(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired each parcel of Owned Real Property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

Seller has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

Schedule 4.14(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all right, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

Seller is not in breach or default under such Lease, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.15 Intellectual Property.

Schedule 4.15(a) of the Disclosure Schedules sets forth all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of all file histories, documents, Certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

Schedule 4.15(b) of the Disclosure Schedules sets forth all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time, or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such agreements.

The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual. Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registerability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.16 Inventory. All Inventory, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of fair market value or cost or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.17 OMITTED.

Section 4.18 Backlog. Schedule 4.18 of the Disclosure Schedules sets forth a true and complete description of Seller’s backlog as of the date hereof.

Section 4.19 Customers and Suppliers.

Schedule 4.19(a) of the Disclosure Schedules sets forth (i) a true, complete and correct customer list showing the twenty (20) largest customers by gross purchases from Seller for each of the two (2) most recent fiscal years (collectively, the “Material Customers”), and (ii) a true, complete and correct supplier list showing (A) the twenty (20) largest suppliers by gross sales to Seller for each of the two (2) most recent fiscal years and (B) all suppliers of Seller who are the sole source of such supply (collectively, the “Material Suppliers”).

Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, during the twelve (12)-month period ending on the date of this Agreement, no Material Customer or Material Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply Seller. During the twelve (12)-month period ending on the date of this Agreement, no Material Customer has notified Seller of its intention to return products sold by Seller with an aggregate value in excess of Ten Thousand Dollars ($10,000). To the Knowledge of Seller, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which are reasonably likely to give rise to a claim by Seller against any of its customers or suppliers or any claim by a customer or supplier against Seller. During the twelve (12)-month period ending on the date of this Agreement, Seller has not entered into any Contract with customers or suppliers, except in the ordinary course of business.

Section 4.20 Insurance. Schedule 4.20 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since March 31, 2016. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.21 Legal Proceedings; Governmental Orders. Except as disclosed in Section 4.21 of the Disclosure Schedules,

There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.22 Compliance With Laws; Permits; Certifications; SEC Reports.

Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.22(b) of the Disclosure Schedules sets forth all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.22(b) of the Disclosure Schedules.

Schedule 4.22(c) of the Disclosure Schedules sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened.

Seller’s issued and outstanding shares of common stock are registered pursuant to Section 12(g) of the Exchange Act, and Seller, except as set forth on Schedule 4.22(d) of the Disclosure Schedules, has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act for the three (3) years preceding the date of this Agreement (or such shorter period as Seller was required by law or regulation to file such material) (all of the foregoing filed within the period of three (3) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. Seller has delivered to Buyer or its representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Seller included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Seller to Buyer which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made and not misleading.

Seller is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 to small business issuers that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

Neither Seller nor any of its Affiliates is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23 Environmental Matters.

The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, and to the Knowledge of Seller there is no threatened: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Seller has obtained and is in material compliance with all Environmental Permits (each of which is set forth on Schedule 4.23(b) of the Disclosure Schedules) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, no outstanding written notice of revocation, cancellation or termination of any Environmental Permit has been received by Seller, and there are no Actions pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation or termination of any Environmental Permit. Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to each such Environmental Permit, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

There has been no Release of Hazardous Materials under any Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the threatened Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material.

Schedule 4.23(e) of the Disclosure Schedules sets forth a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

Schedule 4.23(f) of the Disclosure Schedules sets forth a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

Seller has not retained or assumed, by contract or operation of Law any Liabilities of any Person under Environmental Law.

Seller has provided or otherwise made available to Buyer and set forth on Schedule 4.23(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

To Seller’s Knowledge, there is no condition, event or circumstance arising from or relating to compliance with Environmental Laws that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth on Schedule 4.23(j) of the Disclosure Schedules) and has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. There is no condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.24 OMITTED.

Section 4.25 Employment Matters.

Schedule 4.25(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) status, title and/or position (including whether an employee or contractor, whether full-or part-time and whether exempt or non-exempt); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus and any other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors and consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

Seller is not, and has never been, a party to, bound by or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, employee classification or overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence (including paid sick leave) and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Seller has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.26 Taxes.

All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(0(8) of the Code; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.28 Products Liability. There is no Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instruction for use), documentation or sale of products (collectively, “Product Claims”; and, to the Knowledge of Seller, there is no basis for any such Product Claim. To the Knowledge of Seller, there are no material errors in any published technical documentation, specifications, manuals or user guides provided in the ordinary course of business to customers of the Business. To Seller’s Knowledge, there have been no material defects in design, manufacturing, materials or workmanship, including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller. There have been no product recalls by Seller with respect to any products manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to the Knowledge of Seller any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not to undertake any recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Law or any Governmental Authority.

Section 4.29 Solvency. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 4.30 Prior Names and Addresses. Except as set forth on Schedule 4.30 of the Disclosure Schedules, Seller has used no Business name and has had no Business address other than its current name and the Business address set forth herein.

Section 4.31 Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 4.31 of the Disclosure Schedules, since March 31, 2016, there have been no agreements or arrangements between or among Seller and HGI or any of their Affiliates or any of their respective directors, officers or employees under which Seller (a) leases any real property (either to or from such Person), (b) licenses technology (either to or from such Person), (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (d) purchases products or services from such Person, (c) pays, or receives commissions, rebates or other payments or (I) provides or receives any other material benefit. To the Knowledge of Seller and HGI or any of their Affiliates or any of their respective directors, officers or employees or any spouse or relative of any of such Persons has been a director or officer of, or has had any direct or indirect interest in, any Person with which Seller has had a Business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business or in connection with the Purchased Assets.

Section 4.32 Indebtedness Owed to Affiliates; Payments to Affiliates. Schedule 4.32 of the Disclosure Schedules sets forth all (a) Indebtedness or Liability of any nature of Seller that is owed to the HGI or any of its Affiliates or any of their respective directors, officers or employees or to any stockholder, partner or member of any of the foregoing (or any spouse or relative of any such Person) and (b) payments of any nature made by Seller to any of the foregoing Persons (excluding payments made in the ordinary course of Business to any employee or officer of Seller who is not related to HGI) since March 31, 2016.

Section 4.33 Interest in Assets. No Person other than Seller owns any real or personal property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

Section 4.34 Rebates or Reimbursements. Except as set forth on Schedule 4.34 of the Disclosure Schedules Seller is not, has never been, is not required, and has never been required to provide or receive any rebate or other reimbursement to any customer, supplier or any Person with whom Seller has or has had a Business relationship.

Section 4.35 Anticorruption; Antiboycott Laws.

Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of Law applicable to then-current export control or trade embargoes.

Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. 4607 and 15 C.F.R. 760 or taken any action that can be penalized under Section 999 of the Code.

Section 4.36 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.37 Investment Representations.

The Shares to be issued by Buyer to Seller hereunder will be acquired for investment for Seller’s own account, not as nominee or agent, and not with a view to or for sale or resale in connection with any distribution of any part thereof, and Seller has no present intention of selling or granting any participation in, or otherwise distributing the same. Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person, with respect to any of the Shares.

Seller acknowledges that it has, by reason of its business or financial experience, the capacity to protect its own interests in connection with the transaction and that it is able to bear the economic risk of its investment in the Share.

Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares. Seller represents that Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. Seller has had a full opportunity to inspect the books and records of Buyer and to make any and all inquiries of Buyer’s officers and directors regarding Buyer and its business, as Seller has deemed appropriate.

Seller will not sell or otherwise transfer the Shares without registration under the Act or an exemption therefrom and fully understands and agrees that Seller must bear the economic risk of Seller’s purchase for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 5.03 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to obtain would not, in the aggregate, have a Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Article VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, Seller shall (x) conduct the Business in the ordinary course of Business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

pay the debts, Taxes and other obligations of the Business as and when due;

continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation:

perform all of its obligations under all Assigned Contracts; maintain the Books and Records in accordance with past practice;

comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

retain the services of Seller’s key employees; and

not take or permit any action that would cause any of the changes, events or conditions described in Section 4.09 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access, during normal business hours, to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by or on behalf of Buyer or other information received by or on behalf of Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03 No Solicitation of Other Bids.

Seller shall not, and shall not cause, authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of Seller, the Business or the Purchased Assets.

In addition to the other obligations under this Section 6.03, Seller shall immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities.

Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

Commencing on the Closing Date, Seller shall terminate all employees of the Business as of the Closing Date. It has been the expressed intent of Buyer to offer at-will employment to some of the active employees of Seller, with such employment to commence the day following the Closing Date. Seller acknowledges that Buyer’s offering to hire Seller’s employees pursuant to this Section 6.05(a) forms a basis of the bargain hereunder. Notwithstanding the foregoing, Buyer shall not be required to offer employment to Seller’s pre-Closing employees (i) if such pre-Closing employee fails to satisfy the conditions of any offer of employment by Buyer, or (ii) should Buyer determine, in its sole discretion, that there is a reasonable business concern and/or character concern to support declining to extend an offer of employment to such pre-Closing employee. Seller acknowledges that any pre-Closing employees of Seller will be hired by Buyer on an “at will” basis. Seller shall bear any and all obligations and Liability under the WARN Act (“WARN Act Liability”) resulting from employment losses of pre-Closing Seller employees pursuant to this Section 6.05 or otherwise, whether prior to, on or after the Closing Date; provided that Seller shall not be responsible for WARN Act Liability resulting from any employment losses of individuals actually employed and terminated by Buyer post-Closing.

Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, paid sick leave, accrued vacation or other paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the Closing Date.

Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date, including any claim for exacerbation of injuries that accrued prior to the Closing due to conduct or events occurring post-Closing. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Seller has no employee benefit plans and therefore no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including benefit plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts became payable, without regard to conditions subsequent, and Buyer shall not be liable for any Action for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer. Following the Closing, Seller shall not enforce against any employee so hired by Buyer any confidentiality obligation or any customer or client non-solicitation or non-compete obligation with respect to such employee’s employment with Buyer, and Seller will undertake any steps necessary to assign such obligations to Buyer.

If requested by Buyer, Seller shall notify the South Carolina Department of Employment Training and Rehabilitation or such other employment agency to which Seller reports of the transactions contemplated by this Agreement in the form and manner required by such authorities, if the failure to make such notifications or receive any available clearance certificate (an “Employment Clearance Certificate”) could subject Buyer to any Liability of Seller. If any such authority asserts that Seller is liable for any payments thereto, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full.

Section 6.06 Confidentiality. The Non-Disclosure Agreement is incorporated herein by reference and shall remain in full force and effect after the Closing.

Section 6.07 Governmental Approvals and Consents.

Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are set forth on Schedule 4.05 and Schedule 5.03 of the Disclosure Schedules.

Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted as soon as practicable.

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08 Books and Records.

In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books or Records (in the case of Buyer) or books or records (in the case of Seller) (in each case including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Seller shall not destroy any Books and Records without giving Buyer thirty (30) days’ prior written notice of such destruction. Following receipt of such notice, if Buyer advises Seller in writing within such thirty (30) day period that it requests such Books and Records, Seller shall promptly deliver such Books and Records to Buyer at Buyer’s expense. If Buyer does not receive such notice, Seller shall be free to destroy such Books and Records.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof,

Section 6.10 Public Announcements. Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within two (2) Business Days after its receipt thereof Seller and its Affiliates shall maintain any bank accounts to which customers remit payments for a period of no less than six (6) months after the Closing Date.

Section 6.13 OMITTED.

Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller and Buyer when due. Buyer and Seller shall at their own respective expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Seller shall cooperate with respect thereto as necessary), and the expenses that shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

Section 6.15 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax. Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied.

Section 6.16 Warranty Obligations.

Effective upon the consummation of the Closing, Buyer shall assume and agree to pay, perform and/or discharge as and when due any and all Liabilities of Seller under the Warranty Policies with respect to warranty Claims arising out of any and all products of the Business manufactured, sold and/or shipped by Seller on or prior to the Closing Date (“Warranty Claims”), but only to the extent that aggregate Warranty Costs, as hereinafter defined, are less than the Claim Threshold, as hereinafter defined. Seller shall reimburse Buyer for all of its costs and expenses in connection with each such Warranty Claim (“Warranty Costs”), including the cost of repair or replacement with respect thereto, the cost of materials and labor employed in connection therewith, and allocations of overhead as determined by Buyer in its sole and absolute discretion which shall be final, conclusive and binding, but only to the extent that the aggregate of such Warranty Costs exceeds the Claim Threshold.

Subsequent to the date upon which aggregate Warranty Costs exceed the Claim Threshold, as determined by Buyer (the “Claim Threshold Date”), Buyer shall deliver to Seller an itemized written statement (the “Initial Warranty Costs Statement”) setting forth (i) all Warranty Claims received up to the date of such Initial Warranty Costs Statement (including Warranty Claims through the Claim Threshold Date); (ii) the remedial action taken with respect to each such Warranty Claim; (iii) the Warranty Costs to date with respect to each such Warranty Claim, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Initial Warranty Costs Statement; and (iv) the extent to which the aggregate Warranty Costs have exceeded the Claim Threshold (any such excess, the “Initial Reimbursement Amount”). Seller shall pay to Buyer the Initial Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of the Initial Warranty Costs Statement.

From time to time subsequent to Buyer’s delivery of the Initial Warranty Costs Statement to Seller, but in no event more frequently than monthly, Buyer shall deliver an itemized written statement to Seller (the “Subsequent Warranty Costs Statement”) setting forth, with respect to all Warranty Claims received and/or processed and/or with respect to which services were performed during the period of time since the date of the Previous Statement, as hereinafter defined, (i) the remedial action taken with respect to each such Warranty Claim since the date of the Previous Statement; and (ii) the Warranty Costs with respect to each such Warranty Claim since the date of the Previous Statement, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Subsequent Costs Statement (such Warranty Costs, in the aggregate, the “Subsequent Reimbursement Amount”). Seller shall pay to Buyer the Subsequent Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of each Subsequent Warranty Costs Statement. For purposes of this Agreement, “Claim Threshold” shall mean Fifty Thousand Dollars ($50,000.00) based upon Seller’s aggregate revenue for the most recent six (6) month period (multiplied by 0.5%); “Previous Statement” shall mean the Initial Warranty Costs Statement or the immediately preceding Subsequent Warranty Costs Statement delivered by Buyer, as the case may be; and “Warranty Policies” shall mean the warranty policies of Seller in effect with respect to the relevant product as of the date hereof.

The provisions of this Section 6.16 shall not relieve Seller of its obligation of indemnity relating to or arising out of product liability claims with respect to products manufactured and sold by Seller on or prior to the date hereof pursuant to and in accordance with the provisions of Article VIII hereof.

Section 6.17 Rebates. In the event that any customer of Seller is entitled to a rebate based upon sales volume or otherwise for the calendar year during which the sale of the Purchased Assets occurs (the “Closing Year”), Seller shall reimburse Buyer for a proportionate amount of the Rebate for each customer based upon the ratio of gross sales by Seller to such customer from April 1 of the Closing Year to the date hereof to aggregate gross sales by Seller and Buyer to such customer for the Closing Year. Seller hereby represents and warrants to Buyer that no Rebates are due to any customer for any period prior to the date hereof.

Section 6.18 Accounts Payable. Seller agrees that any and all accounts payable as of the date hereof that are not Assumed Liabilities shall be satisfied by Seller following the consummation of the transactions contemplated by this Agreement in a timely manner, and in any event, as and when due.

Section 6.19 Phone and Fax Numbers, URLs.. Seller shall use reasonable best efforts to transfer to Buyer the phone and fax numbers and URLs set forth on Schedule 6.19 of the Disclosure Schedules.

Section 6.20 Customer and other Business Relationships. Seller shall satisfy the Excluded Liabilities in a manner that is not detrimental to any of Buyer’s business relationships. Seller shall refer to Buyer all inquiries relating to the Business. Neither Seller, nor any of its officers, employees, agents, or Representatives shall take any action that would tend to diminish the value of the Purchase Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 6.21 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.22 Power of Attorney. Without limitation of any provision of this Agreement, effective upon the date hereof, Seller constitutes and appoints Buyer and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets transferred or intended to be transferred to Buyer hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable; and (ii) to take all Actions which they may deem proper in order to provide for them the benefits under any Claims, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Buyer hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and are not revocable in any manner or for any reason.

Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it and/or any of them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects and all transactions contemplated by the Real Estate Purchase Agreement shall have been consummated.

No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

All approvals, consents and waivers that are set forth on Schedule 4.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

Buyer shall have received a Certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Buyer shall have received a Certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

Seller shall have changed its corporate name so that it no longer contains the name SCIO Diamond or any derivative thereof

Seller shall have received consent from its Stockholders, as required by Nevada law and SEC rules and regulations, approving this Agreement and the transactions contemplated thereby.

Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

All approvals, consents and waivers that are listed on Schedule 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

Seller shall have received a Certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Seller shall have received consent from its Stockholders, as required by Nevada law and SEC rules and regulations, approving this Agreement and the transactions contemplated thereby.

Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until April 30, 2019; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.11, Section 4.12, Section 4.13 Section 4.23, Section 4.27, Section 4.28, Section 4.29, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely; and (ii) Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.31, Section 4.32, Section 4.33, Section 4.34 and Section 4.35 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnity and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer indemnitees based upon, arising out of, with respect to or by reason of:

any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

any Excluded Asset or any Excluded Liability (including any Liability under the WARN Act resulting from employment Losses pursuant to Section 6.05 or otherwise whether prior to, on or after the Closing Date); or

any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and its respective Affiliates and its respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 0.5% attic Purchase Price (including amounts allocated to or payable under the Real Property Purchase Agreement for the Owned Real Property) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.11, Section 4.12, Section 4.13, Section 4.23, Section 4.25, Section 4.26, Section 4.27, Section 4.28, Section 4.29, Section 4.30, Section 4.31, Section 4.32, Section 4.33, Section 4.34, Section 4.35, Section 5.01, Section 5.02 and Section 5.04.

For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty and shall be disregarded in determining the amount of Losses of which a Person is entitled to indemnification under this Article VIII.

For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 8.04, any Loss relating to any of the following shall be paid by the Seller, and shall not be subject to the Basket:

Any amounts owed, or which become due and owing, with respect to claims made by the State of South Carolina or any of its taxing authorities (including interest, penalties, and expenses with respect thereto) for sales/use tax returns to be filed by the Seller relating to the last six (6) calendar years and the stub period prior to the Closing (each a “South Carolina Tax Claim”).

Any amounts owed, or which become due and owing, with respect to claims made by the State of Nevada or any of its taxing authorities (including interest, penalties, and expenses with respect thereto) for sales/use tax returns to be amended and filed by the Seller relating to the last three (3) calendar years and the stub period prior to the Closing (each a “Nevada Tax Claim”).

Any amounts owed, or which become due and owing, with respect to sales tax arising out of or relating to the consummation of this Agreement, including without limitation, any tax claims arising under Nevada Revised Statutes §360.525 (each a “Nevada Sales Tax Claim”).

Any amounts owed, or which become due and owing, to the South Carolina Department of Employment Training and Rehabilitation or such other employment agency, including without limitation, any claims arising under Nevada Revised Statutes §612.695 (each a “South Carolina Employer Contribution Claim”).

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom a claim is asserted under this Article VIII is referred to as the “indemnifying Party”.

Third Party Claims. If any indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof; but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own Counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that Wale Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept end agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded monthly.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Payment; Right of Setoff. Pending final determination of any Action in accordance with the provisions of this Article VIII. Buyer shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such Action.

Section 8.10 Other Matters Related to Indemnity. An Indemnified Party shall use reasonable best efforts to file an insurance Action in respect of any matter subject to indemnification hereunder if such Indemnified Party has a reasonable likelihood of recovering insurance proceeds in respect of such matter.

Section 8.11 Other Rights and Remedies. The indemnification rights of the parties under this Article VIII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

by the mutual written consent of Seller and Buyer

by Buyer by written notice to Seller if:

Buyer is not then in material breach of any provision of this Agreement and/or any Transaction Document and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and/or any Transaction Document that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants„ agreements or conditions hereof to be performed or complied with by it prior to the Closing;

by Seller by written notice to Buyer if:

Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

by Buyer or Seller in the event that (1) there shall be enacted any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final acid non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

as set forth in this Article IX and Section 6.06 and Article X hereof; and

that nothing herein shall relieve any party hereto from Liability for any willful breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	SCIO Diamond Technology Corporation 411 University Ridge, Suite D Greenville, SC 29601 Facsimile: _______________________ Telephone: (864) 751-4880 E-mail: gmcguire@sciodiamond.com

with a copy to:	Best & Flanagan LLP 60 South Sixth Street, Suite 2700 Minneapolis, MN 55402 Attention: David Young Telephone: (612) 339-7121 Email: dyoung bestlaw.com

If to Buyer:	Adamas One Corp. 10645 N. Tatum Road Phoenix, AZ 85028 Attn: John G. Grdina Facsimile: _______________________ Telephone: (864) 751-4880 E-mail: __________________________

with a copy to:	DeMint Law, PLLC 3753 Howard Hughes Pkwy Second Floor Suite 314 Las Vegas, Nevada 89169 Facsimile: (702) 442-7995 E-mail: anthony(@demintlaw.com Attention: Anthony N. DeMint, Esq.

Section 10.03 Interpretation; Representation by Counsel. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of; and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement,

Section 10.05 Severability. If any term of provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, well invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent or the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the other Transaction Documents and the Non-Disclosure Agreement and the exhibits and schedules to this Agreement and/or the Transaction Documents and/or Non-Disclosure Agreement, as applicable schedules and constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including specifically, the Asset Purchase Agreement between the parties dated as of November 30, 2018. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the exhibits and schedules to this Agreement and/or the Transaction Documents and/or Non-Disclosure Agreement, as applicable schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement, expressed or implied, shall give any employee or Seller (or their spouses, dependents or beneficiaries) or any other Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, and no provision of this Agreement shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of Seller to enforce the provisions of this Agreement or any other matter related thereto or be construed as an amendment of any employee benefit plan, program, policy or arrangement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT. THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA OR THE COURTS OF THE STATE OF NEVADA LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY /WISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. ‘The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Facsimile, Electronic and PDF Signatures. Signatures hereon which are transmitted via facsimile, electronically and/or by .pdf shall be deemed original signatures.

Section 10.14 Liquidation. Notwithstanding anything in this Agreement to the contrary, all of the Sellers obligations under this Agreement shall terminate upon its complete liquidation after the Closing, if any.

[Remainder of page intentionally left blank Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their respective officers thereunto duly authorized.

Seller: SCIO Diamond Technology Corporation a Nevada corporation

By:	/s/ Gerald McGuire
Gerald McGuire, President

Date:	1/31/19

Buyer: Adamas One Corp. a Nevada corporation

By:	/s/ John Grdina
John Grdina, CEO President

Date:	1/31/2019

Schedule	Description
2.02(d)	Assigned Contracts
2.02(f)	Tangible Personal Property
2.03(d)	Excluded Assets
4.01	Jurisdictions of Seller
4.03	Capitalization of Seller
4.04	Seller Subsidiaries
4.05	Conflicts/Required Consents of Seller
4.06	Seller Financial Statements
4.07	Liabilities of Seller
4.08	Material Changes in Seller
4.10	Material Contracts of Seller
4.11	Permitted Encumbrances
4.12	Seller’s Machinery Condition of Assets
4.14(a)	Owned Real Property
4.14(b)	Leased Real Property
4.15 (a) and (b)	Intellectual Property of Seller
4.18	Backlog of Seller
4.19(a) and (b)	Material Customers and Suppliers
4.20	Insurance
4.21	Legal Proceedings
4.22	Permits and Certifications of Seller; SEC Reports
4.23	Environmental Matters
4.25	Employee Information Relating to Seller
4.30	Business Names Used by Seller
4.31	Related Party Transactions of Seller
4.32	Affiliate Indebtedness of Seller
4.34	Rebates
5.03	Conflicts/Required Consents of Buyer
6.19	Phone, Fax and URLs

Exhibit	Description
A	HGI Debt Purchase and Assumption Agreement
B	Other Holders Debt Purchase and Assumption Agreement
C	Registration Rights Agreement

EXHIBIT A

HGI Debt Purchase and Assumption Agreement

EXHIBIT B

Other Holders Debt Purchase and Assumption Agreement

EXHIBIT C

Registration Rights Agreement

Scio - Adamas One Corp
Tax Exception list
Greenville County - 2016	$173,292	Buyer to have negotiated this to zero.
Greenville County 2017/1018	127,386	Buyer to have negotiated this to zero.
South Carolina Dept of Revenue	50,237	Tax liens in place for back corporate taxes of 23,351. Balance is estimate of other taxes due on unfixed returns
2.02 assigned contracts
Customer NDAs	All	All NDA files contained in company records to transfer.
Employee IP and Proprietary Rights agreements	All available current and previous employees files	Employment files with company to transfer
Grace Rich – License agreement		Supplied through drop box during due diligence
Executive employment	2 contracts - Jerry and Jonathan	Supplied through drop box during due diligence
HGI Contracts	All HGI agreements including: Promissory note and first amendment, Intercreditor agreement, Grower Agreement and First Amendment to Grower Agreement	All agreements purchased by buyer under separate transaction, but listed here for completeness
2.02 Tangible Personal Property
None
Executed Assets
Minimal cash	South State Bank Account	What to do about customer deposits
Corporate documents	as noted in APA
Web site	www.sciodamond.com
Asset Purchase Agreement	Schedules	Page 1 of 7

Scio - Adamas One Corp

4.01 Seller Jurisdiction
SC and NV	Incorporated in NV Business licensed in Greenville SC	City of Greenville business license 29379 expires 12/31/18
4.04 Seller Subsidiaries
Seller has no subsidiaries
4.05 Conflicts/Required Concents of Seller

4.06 Seller financial statements
See Attached
4.07 Liabilities of seller
See attached		Also supplied through drop box during due diligence
4.08 Material Changes in Seller
none
4.09 Material Contracts of seller
Grace Rich License agreement		Also supplied through drop box during due diligence
HGI Documents	All HGI agreements including: Promissory note and first amendment, Intercreditor agreement, Grower Agreement and First Amendment to Grower Agreement	All agreements purchased by buyer under separate transaction, but listed here for completeness
4.11 Permitted Encumberances
State of SC
Asset Purchase Agreement	Schedules	Page 2 of 7

Scio - Adamas One Corp

4.12 Sellers Machinery Condition of Assets
See Attached
4.14 (a) Owned Real Property
None
4.14(b) Leased Real Property
Next Center - Lease	Lease has been terminated	Buyer in discussions with Hughes Development Corporation
4.15 (a) and (b)
Patents	All Scio and Apollo patents	All active patents awarded and in process
Recipes	All recipes available from Apollo and Scio Developments	Covers white diamond recipes, brown diamond recipes (for pinks) and seed recipes
Procedures	All procedures in company required to grow, lase’ cut and evaluate grown diamonds and grown diamond seeds
Grower design	Drawings and plans for grower design and improvements
Factory design	Drawings and plans for factory
4.18 Backlog of Seller
None	Company has operated with build to order and ship from inventory modalities. There is no current backlog to fulfill.
Asset Purchase Agreement	Schedules	Page 3 of 7

Scio - Adamas One Corp

4.19 (a) and (b) Material Customers and material suppliers
Customer list attached		Also provided during due diligence through drop box
Material Suppliers	Kurt J Lesker and Co	Grower machine builder. Also required for automation of machines
	Trumpf Heuttinger	Power Supplies for grower machines
	OGI	Supplier of Laser equipment, will likely use alternate supplier going forward
	Duke or alternate	Power Backup equipment
	Soni Tools, working with several other suppliers	Seeds
	Airgas or alternative	Gas Supplier
	Fischer Scientific	Lab supplies, high quality Acetone
	Swagelok	Valves and other supplies for growers
	Plansee	Supplier of Molybdenum for grower piece parts
	MKS instruments	Supplier of Mass flow controllers and other scientific instruments and piece parts for growers. Also available through Lesker.
	EDTS	IT contractor/supplier
	google	Email provider
	goDaddy	ISP
	Q4, Inc	Investor web site provider
Asset Purchase Agreement	Schedules	Page 4 of 7

Scio - Adamas One Corp

4.19 (a) and (b) Material Customers and material suppliers
	McMillian	valves and other supplies for growers
	Parker Hannefinor Proton	H2 generators
	Empire Stock Transfer	transfer agent
	Kaytech	moly cleaning
	Laniak	machining and milling of moly
	SunCrest	pink processing
	Trane or equivalent	HVAC contractor
	McMaster	various lab supplies
	G. FinkenBeiner	Quartz insulators
	TJS	Laser equipment technician for alignment and repair
4.20 Insurance
None
4.21 Legal Proceedings
Adams V USA	Legal proceeding with former chairman alleging fraud and other crimes	Does NOT involve the company, but company has been cooperating by providing documents. No involvement or requests since 2017. Trial currently scheduled for January 2019
Asset Purchase Agreement	Schedules	Page 5 of 7

Scio - Adamas One Corp

4.22 Permits and Certifications
fire dept	City of Greenville Fire Department inspection
business lic	City of Greenville Business license

10K for the fiscal year ending 3/31/17

10Q for the fiscal quarter ending 6/30/17

10Q for the fiscal quarter ending 9/30/17

10Q for the fiscal quarter ending 12/31/17

10K for the fiscal year ending 3/31/18

10Q for the fiscal quarter ending 6/30/18

10Q for the fiscal quarter ending 9/30/18

4.23 Environmental Matters
none
4.25 Employee Information
Gerald McGuire	CEO
Jonathan Pfohl	CFO
4.26 Tax Filings
2017, 2018 Federal Income Tax
2017, 2018 State of SC income Tax
Asset Purchase Agreement	Schedules	Page 6 of 7

Scio - Adamas One Corp

4.30 Business Names used by seller
Company names	Scio Diamond Technology Corporation
Scio
Scio Diamond
4.31 Related Party Transactions of Seller
None
4.32 Affiliate Indebtedness of Seller
None
4.34 Rebates
None
5.03 Conflicts Required Consents of Buyer

6.19 Phone, Fax, URL
Phone	Main (864) 751 4880	Phone system part of lease and operated through landlord
FAX	None
URLs	www.sciodiamond.com	Using ISP GoDaddy.com
	@sciodiamond.com email	Operated through google

Attachments:

(1)	financial statements

(2)	List of liabilities

(3)	memo of machine condition

(4)	List of customers

Asset Purchase Agreement	Schedules	Page 7 of 7

SECOND ADDENDUM
ADAMAS ONE CORP/SCIO DIAMOND TECHNOLOGY CORPORATION
ASSET PURCHASE AGREEMENT

THIS SECOND ADDENDUM TO THE Adamas One Corp./Scio Diamond Technology Corporation Asset Purchase Agreement (the “Second Addendum”) is made as of this 3rd day of February, 2020 by ADAMAS ONE CORP. (the “Buyer”), on the one hand, and SCIO DIAMOND TECHNOLOGY CORPORATION (the “Seller”), on the other hand. Buyer and Seller are sometimes referred to herein as the “Party” or, collectively, the “Parties.”

RECITALS

WHEREAS, the Parties entered into an Asset Purchase Agreement dated November 30, 2018, Amended January 02, 2019 and March 17, 2019, with all amendments, addendums and memorandums hereto (the “APA”), incorporated herein by reference;

WHEREAS, the Parties have executed a Memorandum of Understanding regarding revising Section 2.06 and now wish to formally modify Section 2.06 of the APA by this Second Addendum;

WHEREAS, this Second Addendum has been signed by the Parties for their mutual benefit and to accurately reflect the proper terms and conditions of the Agreement;

WHEREAS, by this Second Addendum, the Parties intend for this Second Addendum to properly amend the underlying APA so that it supersedes and replaces all prior and contemporaneous agreements and understandings, oral and written, with regard to such provisions amended by this Second Addendum;

WHEREAS, the Parties intend for the amendments made in this Second Addendum to the APA to be effective as of the original date of the APA, the date on which the parties entered into the APA (the “Effective Date”); and

WHEREAS, as a result of negotiations by and between the Buyer and Seller, the Parties have proposed a resolution that they deem to be fair and equitable.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this Second Addendum.

2.	Amendment to Recitals of the APA. Recitals of the APA currently provides:

“Section 2.06 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) the cancellation of the Secured Debt, plus (ii) the issuance of one million two hundred fifty thousand (1,250,000) shares of Buyer’s common stock (the “Shares”) to Seller, with nine hundred thousand (900,000) of such Shares subject to the terms of the Registration Rights Agreement attached hereto as Exhibit C, plus (Hi) the assumption of the Assumed Liabilities ((i), (ii), and (iii) collectively, the “Purchase Price”).”

The specific Recitals of the APA are hereby revoked, repealed, and replaced in its entirety with the following:

“Section 2.06 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) the cancellation of the Secured Debt, plus (ii) the issuance of one million two hundred fifty thousand (1,250,000) shares of Buyer’s common stock (the “Shares”) to Seller, with eight hundred thousand (800,000) of such Shares subject to the terms of the Registration Rights Agreement attached hereto as Exhibit C, plus (iii) the assumption of the Assumed Liabilities ((i), (ii), and (iii) collectively, the “Purchase Price”).”

3.	Full Force and Effect of Other Terms. The Parties hereby confirm that all other terms and conditions of the APA are in full force and effect and are un-amended except as expressly provided in this Second Addendum.

4.	Counterparts. This Second Addendum may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

5.	Electronic Signatures. The Parties agree that any form of electronic signature, including but not limited to signatures via facsimile, scanning, or electronic mail, may substitute for the original signature and shall have the same legal effect as the original signature.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum to the APA on this 3rd day of February, 2020.

ADAMAS ONE CORP. (“BUYER”)		SCIO DIAMOND TECHNOLOGY CORP. (“SELLER”)

By:	/s/ John Grdina	By:	/s/ Gerald McGuire
	John Grdina, Chief Executive Officer		Gerald McGuire, CEO

Exhibit 1

“Adamas-SCIO Asset Purchase Agreement”